UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016
HRG GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (212) 906-8555
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 20, 2016, Spectrum Brands, Inc. (“Spectrum”), an indirect majority owned subsidiary of HRG Group, Inc. (“HRG”), completed its previously announced offering (the “Offering”) of an aggregate principal amount of €425 million of its 4.000% Senior Notes due 2026 (the “Notes”) and entered into the indenture governing the Notes (the “2026 Indenture”), by and among Spectrum, the guarantors named therein and U.S. Bank National Association, as trustee. HRG is not a party to the 2026 Indenture, is not subject to its terms and will not receive any proceeds from the issuance of the Notes. The Notes offered in the Offering will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act. This report shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

In addition, on September 22, 2016, Spectrum launched a repricing transaction which, if successful, would replace all of its U.S. dollar-denominated term loans with new U.S. dollar-denominated term loans that are expected to carry lower interest rate margins but otherwise be on the same terms, including the maturity date. Spectrum expects to close this repricing in October of 2016.

Interested parties should read public filings and other announcements by Spectrum Brands Holdings, Inc., the indirect parent of Spectrum and a majority owned subsidiary of HRG, for more information regarding the foregoing matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

HRG GROUP, INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Senior Vice President, General Counsel & Corporate Secretary

Dated: September 22, 2016